Exhibit 99.1

FOR IMMEDIATE RELEASE

KAL Energy Inc.  – Legal Update on Graha and Bunyut Concessions

Jakarta, Indonesia – December 22, 2008 – KAL Energy, Inc. (Nasdaq OTCBB: KALG), a thermal coal exploration and development company, announced updates on the legal standing of its economic interest in the Graha and Bunyut concessions (Blocks 24 and 16).

Current Status

•
As previously disclosed, KAL has contractual arrangements with PT Graha Panca Karsa (GPK) and PT Bunyut Bara Mandiri (BBM) which, as the indigenous owners partnered with KAL, have assigned their economic interest in the Graha and Bunyut concessions to KAL.

•
KAL has taken steps to replace these indigenous partners in connection with its overall restructuring process to decrease costs and better align interests with KAL’s shareholders and current management.

•
In connection with KAL’s review of its relationship with GPK and BBM, KAL has discovered possible inconsistencies and criminal actions perpetrated by an unidentified number of individuals related to the Graha and Bunyut concessions.

•	KAL does not believe that any current employees or contractors are under investigation or are likely to be implicated in future.

Alleged Criminal Actions and Impacts

•	The company informed the East Kalimantan Police of these possible violations of the law, and has been fully cooperating with and supporting the Police in their investigation.

•	The investigation has led to the issuance of at least one arrest warrant, and more are likely.

•	The investigation has uncovered an administrative compliance issue around document filing that could potentially affect the ownership of GPK and BBM, the counterparties to KAL’s contracts.

•	KAL will continue to investigate these issues and will vigorously defend its beneficial ownership position.

Extension Applications

•
GPK and BBM have applied for extensions to their exploration licenses.  Under Indonesian law, rights to a concession are preserved for up to 12 months while approval of the application for license extensions is pending. In the case of GPK and BBM this is September 14, 2009.

•
Whilst the company has received assurances from the license issuing authority in the past that the criminal matter should not impact on the timing of the exploration permit extension approval, the uncertainty around GPK and BBM ownership is likely to result in delay.

New Indonesian Mining Law

•
On December 16th, 2008, and after a period of extensive review and industry consultation, the Indonesian Parliament has passed the Bill on Mineral and Coal Mining, replacing the previous law dating from 1967.

•
The company and its advisers are actively seeking to assess of the impact of the law to determine if it has any material impact to its operations and forward plans. At this very early stage the company has not identified any such material impacts, but will continue its review as and when new information is available, principally in the form of the supporting Government regulations.

About KAL Energy, Inc.
KAL Energy, Inc, through its wholly owned subsidiary of Thatcher Mining Pte. Ltd., has economic rights to two coal concessions near the Mahakam River in East Kalimantan, Indonesia, one of which has a JORC Compliant resource of 248 million tonnes. KAL Energy has commenced exploration programs and feasibility studies on these concessions to determine their commercial viability. The Company intends to develop and produce coal from these concessions in a socially, environmentally and economically sustainable manner, as guided by the Equator principles. End markets for KAL’s thermal coal product include local Indonesian consumers as well as export markets in India, China, North Asia, and Southeast Asia.  KAL Energy is incorporated in the State of Delaware and is publicly traded on the NASDAQ OTCBB.

For further information regarding KAL Energy, Inc., please visit the website at http://www.kalenergyinc.com.

Contact:
William Bloking
Executive Chairman and President
KAL Energy, Inc.
Email: w.bloking@kalenergyinc.com